Exhibit 5.1

October 30, 2007	Jason Kent

Entropic Communications, Inc. 9276 Scranton Road, Suite 200 San Diego, CA 92121	T: (858) 550-6000 jkent@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Entropic Communications, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-1 (No. 333-144899) (the “Registration Statement”) with the Securities and Exchange Commission covering an underwritten public offering of up to 11,500,000 shares of common stock, including (i) 10,246,930 shares to be sold by the Company (the “Company Shares”) which includes 246,930 shares that may be sold pursuant to the underwriters’ over-allotment option and (ii) 1,253,070 shares to be sold by certain selling stockholders (the “Selling Stockholder Shares”) all of which may be sold pursuant to the underwriters’ over-allotment option.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which shall be in effect upon the closing of the offering contemplated by the Registration Statement, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, (ii) examined and relied upon a certificate executed by an officer of the Company to the effect that the consideration for the Selling Stockholder Shares that are issued and outstanding was received by the Company in accordance with the provisions of the applicable Board of Directors resolutions and any plan or agreement relating to the issuance of such shares, and (iii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law, and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the general corporation laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Selling Stockholder Shares are, or upon exercise of applicable stock options or warrants in accordance with their terms will be, and that the Company Shares, when sold and issued against payment therefor in accordance with the Registration Statement and related Prospectus will be, validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

/s/ Jason Kent
Jason Kent

4401 EASTGATE MALL SAN DIEGO CA 92121-1909 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM